Filed Pursuant to Rule 424(b)(3)

Registration No. 333-266056

PROSPECTUS SUPPLEMENT DATED AUGUST 29, 2024

TO PROSPECTUS DATED MAY 9, 2023

VERTEX ENERGY, INC.

This Prospectus Supplement, dated August 29, 2024 (the “Prospectus Supplement”), supplements that certain Prospectus filed with the Securities and Exchange Commission (the “SEC”) and dated May 9, 2023 (the “Prospectus”) pursuant to Registration Statement No. 333-266056 and should be read in conjunction with the Prospectus. Certain capitalized terms used herein are defined in the Prospectus. This Prospectus Supplement replaces and supersedes, as of the date hereof, the Prospectus Supplement dated July 7, 2023.

SELLING STOCKHOLDERS

The following table updates the Selling Stockholders table of the Prospectus to account for certain sales and transfers of shares listed in such table that Vertex Energy, Inc. (the “Company”), is aware of since the date of the Prospectus.

Specifically, the Company is aware that:

(1)       effective on July 1, 2023, in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), Highbridge Tactical Credit Master Fund, L.P. (“Highbridge Master”), transferred (a) Initial Warrants to purchase an aggregate of 100,465 shares of common stock of the Company, and (b) Additional Warrants to purchase 9,135 shares of common stock of the Company, which it held, to Highbridge Tactical Credit Institutional Fund, Ltd. (“Highbridge Institutional”);

(2)       effective on August 1, 2024, in a transaction exempt from the registration requirements of the Securities Act, BlackRock Diversified Private Debt Fund Master LP (“BlackRock Fund”), transferred (a) Initial Warrants to purchase an aggregate of 408,238 shares of common stock of the Company, and (b) Additional Warrants to purchase 37,113 shares of common stock of the Company, which it held, to BlackRock Diversified Private Debt Holdings, LP (“BlackRock Holdings”); and

(3)       effective on August 1, 2024, in a transaction exempt from the registration requirements of the Securities Act, Global Credit Opportunities II Fund A Master SCSp (“Global Credit”), transferred (a) Initial Warrants to purchase an aggregate of 626,366 shares of common stock of the Company, and (b) Additional Warrants to purchase 56,942 shares of common stock of the Company, which it held, to GCO II Fund A (Investment), L.P. (“GCO II Fund A”).

The table below also updates the beneficial ownership of the Selling Stockholders as of the date of this Prospectus Supplement. As a result, the “Selling Stockholders” table of the Prospectus reads as follows:

		Number of Shares of Common Stock Beneficially Owned Prior to this Offering (1)(2)		Number of Shares of Common Stock Being Offered		Beneficial Ownership of Common Stock After this Offering (2)
Name of Selling Stockholders		Number	Percentage			Number	Percentage
BlackRock Diversified Private Debt Holdings LP	(a)	891,558	*	445,351	(3)	446,207	*
Chambers Energy Capital IV, LP	(b)	180,000	*	180,000	(4)	—	—
CrowdOut Credit Opportunities Fund LLC	(c)	147,486	*	15,000	(5)	132,486	*
GCO II Fund A (Investment), L.P.	(a)	1,813,287	1.9%	683,308	(6)	1,129,979	1.2%
GCO II Fund B (Investment 2), L.P.	(a)	1,023,986	1.1%	431,341	(7)	592,645	*
Highbridge Tactical Credit Institutional Fund, Ltd.	(d)	178,785	*	109,600	(8)	69,185	*
Highbridge Tactical Credit Master Fund, L.P.	(d)	759,354	*	430,300	(9)	329,054	*
Pandora Select Partners, LP	(e)	53,473	*	24,200	(10)	29,273	*
Whitebox GT Fund, LP	(e)	77,094	*	28,900	(11)	48,194	*
Whitebox Multi-Strategy Partners, LP	(e)	830,936	*	318,875	(12)	512,061	*
Whitebox Relative Value Partners, LP	(e)	469,237	*	168,025	(13)	301,212	*
				2,834,900

* Less than 1%.

(1) “Beneficial ownership” means that a person, directly or indirectly, has or shares voting or investment power with respect to a security or has the right to acquire such power within 60 days. The number of shares beneficially owned is as of August 29, 2024, and the percentage is based upon 93,514,346 shares of our common stock outstanding as of such date.

(2) Assumes for purposes of the “Beneficial Ownership of Common Stock After this Offering” that (i) all of the shares of common stock to be registered by the registration statement of which this prospectus is a part are sold in this offering and (ii) the selling stockholders do not acquire additional shares of our common stock after the date of this prospectus and prior to completion of this offering. The registration of this offering of shares does not necessarily mean that the selling stockholders will sell all or any portion of the shares covered by this prospectus.

(3) Includes 408,238 Initial Warrants and 37,113 Additional Warrants.

(4) Includes 165,000 Initial Warrants and 15,000 Additional Warrants.

(5) Includes 15,000 Additional Warrants.

(6) Includes 626,366 Initial Warrants and 56,942 Additional Warrants.

(7) Includes 395,396 Initial Warrants and 35,945 Additional Warrants.

(8) Includes 100,465 Initial Warrants and 9,135 Additional Warrants.

(9) Includes 394,435 Initial Warrants and 35,865 Additional Warrants.

(10) Includes 24,200 Initial Warrants.

(11) Includes 26,400 Initial Warrants and 2,500 Additional Warrants.

(12) Includes 297,000 Initial Warrants and 21,875 Additional Warrants.

(13) Includes 147,400 Initial Warrants and 20,625 Additional Warrants.

(a) The registered holders of the referenced shares are the following funds and accounts under management by subsidiaries of BlackRock, Inc.: Black Rock Diversified Private Debt Holdings LP / GCO II Fund A (Investment), L.P./ GCO II Fund B (Investment 2), L.P. BlackRock, Inc. is the ultimate parent holding company of such subsidiaries. On behalf of such subsidiaries, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts. Shares shown include only the securities being registered for resale and may not incorporate all shares deemed to be beneficially held by the registered holders or BlackRock, Inc.

(b) J. Robert Chambers, Kyle Kettler and Robert Hendricks, each partners of Chambers Energy Capital IV, LP’s general partner, CEC Fund IV GP, LLC, have voting and dispositive power with respect to the securities held by Chambers Energy Capital IV, LP. and may be deemed to beneficially own such securities.

(c) Alexander Schoenbaum and Brian Gilmore, the Chief Executive Officer and President, respectively, of CrowdOut Credit Opportunities Fund LLC holds voting and dispositive power with respect to the securities held by CrowdOut Credit Opportunities Fund LLC and may be deemed to beneficially own such securities.

(d) Highbridge Capital Management, LLC is the trading manager of Highbridge Tactical Credit Master Fund, L.P., and Highbridge Tactical Credit Institutional Fund, Ltd. Highbridge Tactical Credit Master Fund, L.P., and Highbridge Tactical Credit Institutional Fund, Ltd. each disclaim beneficial ownership over these securities.

(e) Whitebox Advisors LLC is the investment manager of Pandora Select Partners, LP, Whitebox GT Fund, LP, Whitebox Multi-Strategy Partners, LP, and Whitebox Relative Value Partners, LP (collectively, the “Whitebox Funds”) and has the power to vote and dispose of the securities described in the table above as held by the Whitebox Funds. Whitebox Advisors LLC is owned by the following members: Robert Vogel, Jacob Mercer, Nick Stukas, Brian Lutz, Paul Roos, Simon Waxley and Blue Owl GP Stakes II (A), LP, a non-voting member, and such individuals and entity disclaim beneficial ownership of the securities described in the table above held by the Whitebox Funds, except to the extent of its or his direct or indirect economic interest in Whitebox Advisors LLC or the selling stockholder.

In addition, the Selling Stockholders listed in the Prospectus may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act some or all of their shares of common stock since the date on which the information in the Prospectus is presented. Information about the Selling Stockholders may change over time. To the extent required, any changed information will be set forth in a prospectus supplement.

Please insert this Prospectus Supplement into your Prospectus and retain both this Prospectus Supplement and the Prospectus for future reference. If you would like to receive a copy of the Prospectus, as supplemented, please write to Vertex Energy, Inc. at 1331 Gemini Street, Suite 250, Houston, Texas 77058.